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                                                                     EXHIBIT D-9


                       LOUISIANA PUBLIC SERVICE COMMISSION

                                ORDER NO. U-26166

                      LOUISIANA PUBLIC SERVICE COMMISSION,
                                    EX PARTE.

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                    DOCKET NO. S-26166 - IN THE MATTER OF THE
                    JOINT APPLICATION BY RELIANT ENERGY ARKLA
         AND RELIANT ENERGY ENTEX FOR APPROVAL OF, OR NON-OPPOSITION TO,
                         A PARENT COMPANY RESTRUCTURING
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                 (Decided at Open Session held January 16, 2002)


I. INTRODUCTION

         On November 30, 2001, Reliant Energy Arkla ("Arkla"), and Reliant Energy Entex ("Entex") (collectively "Applicants") filed with the Louisiana Public Service Commission ("Commission") a "Joint Application For Approval Of, Or Non-Opposition To, A Parent Company Restructuring ("Joint Application"). Arkla and Entex are divisions of Reliant Energy Resources Corp. ("RERC"). Both Arkla and Entex are gas local distribution companies whose rates charged and services rendered are subject to the jurisdiction of this Commission.(1) RERC is a subsidiary of Reliant Energy, Inc. ("Reliant") which is the ultimate parent company. Reliant provides electric generation, transmission and distribution service to customers in Texas through its unincorporated Reliant Energy HL&P Division (the former Houston Light & Power Corporation).

         Reliant is seeking to reorganize its corporate structure in order to separate its regulated operations (including Arkla and Entex) from its unregulated operations. In a planned second phase of the restructuring (which will occur in the future, and be the subject of a separate filing with the Commission). Arkla and Entex will become stand-alone corporate entities. In large part, the corporate reorganization is required to satisfy the requirements associated with the move to electric retail access in Texas.

         Since the proposed restructuring will entail the transfer of the ownership and/or control of the assets of Arkla and Entex, whose operations are subject to the jurisdiction of the Louisiana Public Service Commission, the Applicants made a filing seeking approval and/or non-opposition by the Commission. The filing was necessitated by the terms of the Commission's March 18, 1994 General Order.(2)


II. PROCEDURAL HISTORY


        Following the November 30, 2001 filing, the Commission Staff ("Staff") (including its outside expert consultant and Special Counsel) reviewed the submissions made by the Applicants and requested additional information from Arkla, Entex and Reliant. Supplemental data and information was provided and the parties (including the Staff) engaged in numerous telephone conferences during which the Applicants provided answers to additional Staff inquiries.
Ultimately, the Applicants and the Staff reached agreement on a series of "hold harmless" and related conditions that formed the basis of a "Joint Stipulation among the parties." The Staff is recommending that, subject to the conditions contained in the Joint Stipulation, this

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(1)      Arkla also provides retail service to customers in parts of Arkansas and Oklahoma. In addition to its Louisiana operations, Entex has customers in Mississippi and Texas. Minnegasco, another division of RERC is also a gas local distribution company serving customers in Minnesota.

(2) In Re: Commission Approval Required of Sales, Leases, Mergers, Consolidations, Stock Transfers and All Other Changes of Ownership or Control of Public Utilities Subject to Commission Jurisdiction (General Order, March 18, 1994).


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                                                               Order No. U-26166
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Commission approve this first phase of the corporate reorganization. The
Honorable Vanessa LaFleur was appointed to serve as Hearing Examiner and a hearing on the proposed settlement was noticed. Judge LaFleur conducted a status conference in this matter on December 28, 2001.

     The hearing on the proposed settlement was conducted on January 4, 2002 before Judge LaFleur. Mr Steven C. Schaeffer, Senior Vice President of Regulatory Affairs for Reliant, submitted pre-filed testimony and also testified at the January 4, 2002 hearing. Mr. Schaeffer addressed the 18 factors contained in our March 18, 1994 General Order. In addition, he was cross examined by Staff counsel. Mr. Thomas S. Catlin, the Commissioner's expert consultant, also offered testimony in support of the Joint Stipulation. No party, at the hearing, offered any opposition to the proposed settlement and no interventions or written protests were filed.

III. DISCUSSION

     As previously discussed, the Applicants' filing is subject to the requirements of the Commission's March 18, 1994 General Order regarding transfers of ownership and/or control of public utilities and common carriers subject to our jurisdiction. The vast majority of cases that we consider under the General Order concern mergers and acquisitions. In many senses, this proposed reorganization is the precise opposite of a merger, as it seeks to separate, into numerous parts, a previously consolidated entity.

     In this type of transfer of ownership and/or control, unlike a merger proceeding, there are no immediate benefits anticipated to be enjoyed by Louisiana ratepayers. For that reason, it is even more important for the Commission to ensure that the customers of Arkla and Entex are no worse off after the reorganization than they would have been had no restructuring occurred. The restructuring, which involves the separation of functions formally performed jointly, could result in lost economies both of scale and of scope. In addition, there are certain costs (e.g., fees associated with attorneys, financial advisers and consultants) that will be incurred as a result of the reorganization. There is no reason Louisiana ratepayers should bear any of those expenses or suffer any other adverse rate or service affects as a result of the restructuring.

     As a result of its analysis, the Staff proposed a series of six hold harmless provisions, which formed the basis of the Joint Stipulation. (A copy of the Joint Stipulation is attached hereto as Exhibit "1"). In addition, the Staff proposed that the Applicants agree to a "most favored nations" clause to ensure that Louisiana ratepayers receive the same benefits afforded ratepayers of any other jurisdiction affected by the restructuring. The hold harmless provisions include protections from lost economies of scale and scope as described above, from the costs of the reorganization, as well as any adverse impact on the cost of capital of the Applicants resulting from the restructuring. Finally, the Applicants have committed to make a separate filing seeking approval for the second phase of the restructuring. Representatives of Arkla, Entex and Reliant, as well as the Commission Staff, all executed the Joint Stipulation.

     For the reasons set forth above, we believe that with the protections and commitments contained in the Joint Stipulation, Louisiana ratepayers will be protected from any adverse consequences of the corporate restructuring. We, therefore, find that the reorganization is not contrary to the public interest and we will approve the Applicants' request.

     For all the reasons set forth above, on motion of Commissioner Field, seconded by Commissioner Owen and unanimously adopted,

IT IS ORDERED THAT:

     1. The proposed corporate restructuring that is the subject of Docket S-26166 is approved;

     2. The Joint Stipulation attached hereto is specifically incorporated into and made a part of this Order;

     3. The Applicants, Arkla, Entex as well as Reliant Energy, Inc. agree to be bound by and adhere to the letter and spirit of the terms of the Joint Stipulation;



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                                                               Order No. U-26166
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     4.   The Applicants and Reliant commit that they will make another filing with this Commission when they seek to implement the second phase of the restructuring; and

     5. The parties are directed to take all other action required by this Order.


                           BY ORDER OF THE COMMISSION
                             BATON ROUGE, LOUISIANA
                                JANUARY 23, 2002


                                           /s/ JACK "JAY" A. BLOSSMAN, JR.
                                           -----------------------------------
                                           DISTRICT I
                                           CHAIRMAN JACK "JAY" A. BLOSSMAN, JR.

                                           /s/ DON OWEN
                                           -----------------------------------
                                           DISTRICT V
                                           VICE CHAIRMAN DON OWEN


                                           /s/ IRMA MUSE DIXON
                                           -----------------------------------
                                           DISTRICT III
                                           COMMISSIONER IRMA MUSE DIXON

                                           /s/ C. DALE SITTIG
                                           -----------------------------------
                                           DISTRICT IV
                                           COMMISSIONER C. DALE SITTIG

     /s/ LAWRENCE C. ST. BLANC             /s/ JAMES M. FIELD
     -----------------------------------   -----------------------------------
     SECRETARY                             DISTRICT II
     LAWRENCE C. ST. BLANC                 COMMISSIONER JAMES M. FIELD



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                                                               Order No. U-26166
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                               DOCKET NO. S-26166

                               JOINT STIPULATION

                            HOLD HARMLESS PROVISIONS


1. As a result of the restructuring of Reliant Energy, Incorporated ("REI"), Arkla Louisiana and Entex Louisiana retail ratepayers shall not incur responsibility for any pension and post retirement benefits costs associated with non-Arkla, non-Entex employees, and REI will hold Arkla Louisiana and Entex Louisiana retail ratepayers harmless from responsibility for such costs. It is understood, however, that this commitment shall not affect allocations of pension and other benefit-related costs for corporate personnel whose services to Arkla Louisiana and Entex Louisiana are appropriately charged to these divisions and other operating groups under REI's normal cost allocation procedures.

2. The restructuring of REI shall not affect commitments made by REI with respect to allocation of administrative and/or overhead costs, and REI hereby re-affirms the commitment made in the Houston Industries/NorAm Energy Corp. merger proceeding that "the amount the utilities will seek to recover for comparable corporate services in the next rate case filing will be less than the comparable cost allocations allowed in their last rate case adjusted for inflation." Additionally, REI commits that the amount the utilities will seek to recover in their next Louisiana rate case filing for any currently existing allocated corporate services not covered by the previous commitment will be no greater than the cost for comparable corporate services at the date of the spin of Reliant Resources stock to CenterPoint stockholders, adjusted for inflation.



                                Joint Exhibit #1


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3.       Arkla Louisiana and Entex Louisiana agree that they will not seek to recover from Louisiana retail ratepayers, in any manner, any transaction costs associated with accomplishing the reorganization of REI.

4. Arkla Louisiana and Entex Louisiana agree that they will not seek the recovery in rates of any severance costs incurred up to 12 months after the spin of Reliant Resources stock to CenterPoint stockholders, unless such severance costs can be demonstrated to have been incurred for business reasons wholly unrelated to the restructuring.

5. Arkla Louisiana and Entex Louisiana retail ratepayers shall be held harmless from any costs that may be incurred related to the redemption of debt and other transaction costs related to financing and/or refinancing result from the reorganization or REI.

6. Arkla Louisiana and Entex Louisiana retail ratepayers shall be held harmless from any increase in the costs of capital or the costs of borrowing resulting from the reorganization of REI.

7. Arkla Louisiana and Entex Louisiana agree to extend to Louisiana the benefit of any and all conditions that may be attached to the approval by any other jurisdiction of the reorganization of REI.

By: /s/ DEIDRA JOHNSON                         By: /s/ [ILLEGIBLE]
   ------------------------------------------     ------------------------------
   Louisiana Public Service Commission Staff      Reliant Energy, Incorporated


                                               By: /s/ WALTER L. BRYANT
January 4, 2002                                   ------------------------------
                                                  Reliant Energy Arkla


                                               By: /s/ WALTER L. BRYANT
                                                  ------------------------------
                                                  Reliant Energy Entex



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